DISTRIBUTION AND SERVICES PLAN
                  PURSUANT TO RULE 12b-1
     This Plan constitutes the DISTRIBUTION AND SERVICES PLAN (the "Plan") of Spirit of America Investment Fund, Inc.(the "Fund"), a Maryland corporation, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan relates to the shares of stock ("Shares") of the Fund.
     Section 1. The Fund shall pay SSH Securities, Inc. (the "Distributor") a fee in an amount not to exceed on an annual basis 0.30% of the average daily net assets of the Fund (the "Fee") to compensate the Distributor for the following: (i) payments the Distributor makes to other institutions and industry professionals, broker-dealers, including the investment adviser, Distributor and their affiliates or subsidiaries (collectively referred to as "Participating Organizations"), pursuant to an agreement in connection with providing administrative support services to the holders of the Fund's shares; (ii) payments to financial institutions and industry professionals (such as insurance companies, investment counselors, accountants and estate planning firms, but not including banks and savings and loan associations), broker-dealers, the Distributor and the Distributor's affiliates and subsidiaries in consideration for distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to printing and distributing Prospectuses to persons other than current shareholders of the Fund, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of the Fund's shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; or (iii) services rendered by the Distributor pursuant to the Distribution Services Agreement between the Fund and the Distributor.
     Section 2. The Fee shall be accrued daily and payable monthly, and shall be paid by the Fund to the Distributor to compensate the Distributor for payments made and services rendered pursuant to Section 1.
     Section 3. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b) the "Disinterested Directors" (as defined below) cast in person at a meeting called for the purpose of voting on the Plan or such related agreements.
     Section 4. This Plan shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3, unless earlier terminated in accordance with the terms hereof.
     Section 5. The Distributor shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to Section 1 and the purposes for which such expenditures were made.
     Section 6. The Plan may be terminated with respect to the Fund at any time by vote of a majority of the Disinterested Directors (as defined below), or by vote of a majority of the outstanding voting securities of the Fund.
     Section 7. Payments by the Distributor to a Participating Organization shall be subject to compliance by the Participating Organization with the terms of an agreement with the Distributor.
All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:
     A. That such agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding voting securities of the Fund, on not more than 60-days' written notice; and
     B. That such agreement shall terminate automatically in the event of its assignment.
     Section 8. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to the Fund without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in
Section 3.
     Section 9. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement shall provide to the Distributor and the Board of Directors of the Fund or its designees, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, each Participating Organization shall furnish the Fund or its designees with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein) and will otherwise cooperate with the Fund or its designees (including, without limitation, any auditors designated by the Fund or the Distributor), in connection with the preparation of reports to the Board of Directors concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filing that may be required by law.
     Section 10.
     (a) The monthly payments to the Distributor under this Plan shall be made in accordance with, and subject to, the following conditions:
          (i) that payments made out of or charged against the assets of the Fund must be in payment for services rendered on behalf of the Fund; and
          (ii) that payments of the Fee by the Fund pursuant to this Plan will be reduced to the extent necessary to ensure that the amount of the Fee and any other operating expenses that are accrued on any day with respect to the Fund will not exceed the gross income accrued on that day (with written notice at the time of payment to a Participating Organization).
     (b) Joint distribution financing by the Fund on behalf of shares (which financing may also involve other investment portfolios or companies that are affiliated persons of the Fund, affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time, and nothing in subparagraph (a) above or any other provision herein shall be construed to the contrary.
     (c) For the purposes of determining the amounts payable under this Plan, the value of the Fund's net assets shall be computed in the manner specified in the Fund's current Prospectus as then in effect.
     Section 11. As used herein, (a) the term "Disinterested Directors" shall mean those Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it and (b) the terms "affiliated person," "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.


Spirit of America Investment Fund,
Inc.
/s/ David Lerner
By: David Lerner, President
/s/ Constance Ferreira
Attest: Constance Ferreira,Secretary


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                                     SSH Securities, Inc.
                                         /s/ David Lerner
                              By: David Lerner, President
                                       /s/
                            Attest:          , Secretary



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